Exhibit 99.2
Tesoro Rule 135 Announcement
Tesoro Announces Plans for an Initial Public Offering of its Logistics Business
San Antonio, TX—December 13, 2010—Tesoro Corporation (NYSE:TSO) announced today its intention to contribute a portion of its logistics assets to a Master Limited Partnership (MLP) and sell a minority interest in the MLP in an initial public offering. The MLP is intended to support Tesoro’s strategy to grow its logistics business. Included in the logistics assets expected to be contributed to the MLP are:
•	Tesoro’s High Plains crude oil gathering system in the Bakken Shale/Williston basin area of North Dakota and Montana

•	Eight refined products terminals located in the midwestern and western United States

•	A crude oil and refined products storage facility and five related short-haul pipelines in Salt Lake City, Utah.
Tesoro expects the offering to raise approximately $200 million of gross cash proceeds. The net proceeds of the offering will be used by Tesoro for general corporate purposes, with a portion retained by the MLP for general partnership purposes.
A registration statement relating to the common units of the MLP to be sold in the offering is expected to be filed with the Securities and Exchange Commission, but has not been filed or become effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. This announcement is being issued pursuant to, and in accordance with, Rule 135 under the Securities Act of 1933.
This announcement contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning Tesoro’s intention to conduct an initial public offering of interests in the MLP. There can be no assurance that actual results will not differ from the company’s expectations. These statements contain words such as “intend,” “will” and “expect” and can be impacted by numerous factors including the risk that the offering may not occur in its expected timeframe or at all, the securities market generally, the market for Tesoro’s logistics business, changes in laws including with respect to tax and regulatory matters and other risks. For more information concerning factors that could affect these statements see Tesoro’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof.